Exhibit 3.1


                              Kaneb Services, Inc.

                            Certificate of Amendment
                                       to
                      Restated Certificate of Incorporation


     Kaneb Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     FIRST: That the Board of Directors of the Company, at a meeting of the Board of Directors held on April 13, 2001, approved, subject to stockholder approval, an amendment of Section First of the Restated Certificate of Incorporation of the Company to read in its entirety as follows:

     "FIRST: The name of the corporation is Xanser Corporation."

     SECOND: That at a duly called and validly held meeting of the stockholders of the Company held on August 7, 2001, the holders of a majority of the outstanding stock entitled to vote on such amendment, and a majority of the outstanding stock of each class entitled to vote on such amendment as a class, approved such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its Vice President and Secretary on behalf of the Company this 8th day of August, 2001.

                                 KANEB SERVICES, INC.


                                 By:      /s/ Howard C. Wadsworth
                                    --------------------------------------------
                                               Howard C. Wadsworth
                                         Vice President and Secretary